Exhibit 10.27

THE DUN & BRADSTREET CORPORATION
2009 STOCK INCENTIVE PLAN
(As Amended and Restated With Respect to Awards
Granted Under the Plan on or after January 1, 2013)
1. Purposes of the Plan
The purposes of the Plan are (a) to promote the long-term success of the Company and its Subsidiaries and Affiliates by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company, as well as through the grant of equity-based awards and (b) to assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Subsidiaries and Affiliates.
Upon the Effective Date, no further awards will be granted under the Prior Plan.
The Plan is amended and restated as set forth in this document with respect to Awards granted under the Plan on or after January 1, 2013. The version of the Plan in effect prior to this amendment and restatement of the Plan shall continue to apply to Awards granted under the Plan prior to January 1, 2013 (and with respect to such awards the prior version of the Plan shall remain in effect).
2. Definitions and Rules of Construction
(a) Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:
“Affiliate” means any Parent or Subsidiary and any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or any other entity designated by the Board in which the Company or a Subsidiary or Affiliate has an interest.
“Applicable Law” means any and all applicable laws, rules, regulations and other legal requirements, including, as applicable, Section 16(b) of the Exchange Act, Section 162(m) and Section 409A of the Code, and the listing standards of the NYSE.
“Award” means an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Stock Unit, Performance Award or Other Award granted by the Committee pursuant to the terms of the Plan.
“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.
“Beneficial Owner” and “Beneficially Owned” have the meaning set forth in Rule 13d-3 under the Exchange Act.
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Change in Control” means the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” as that term is defined for purposes of Section 409A of the Code:

(i)
any one “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), or more than one Person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including Persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company’s stock, but only if such Person or group is not considered to effectively control the

Company (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) prior to such acquisition;

(ii)
a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(iii)
any one Person, or more than one Person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including Persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, but only if such Person or group was not considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such acquisition; or

(iv)
any one Person, or more than one Person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, but not including Persons solely because they purchase assets of the Company at the same time), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than ninety percent (90%) of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer, (iii) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company immediately after the asset transfer, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in (iii), above, immediately after the asset transfer.

“Change in Control Price” means the highest price paid for a Share in a Change in Control transaction.
“Code” means the Internal Revenue Code of 1986, as amended, and the applicable regulations, rulings and guidance issued thereunder.
“Committee” means the Compensation & Benefits Committee of the Board, any successor committee or any other committee appointed from time to time by the Board to administer the Plan that meets the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act and the applicable rules and listing standards of the NYSE. However, if the Committee is found not to have qualified under the requirements of Section 162(m) of the Code and Section 16(b) of the Exchange Act, the Awards granted and other actions taken by the Committee shall not be invalidated by reason of the Committee’s failure to so qualify.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or another class of share or other securities that may be applicable in accordance with Section 13.
“Company” means The Dun & Bradstreet Corporation or any successor to all or substantially all of the Company’s business that adopts the Plan.
“Disability” means, except as otherwise set forth in an Award Document, the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Code (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.
“EBITDA” means earnings before interest, taxes, depreciation and amortization.
“Effective Date” means the date on which the Plan is approved by shareholders of the Company.
“Eligible Individuals” means the individuals described in Section 4(a) of the Plan who are eligible for Awards under the Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fair Market Value” means on a given date, the arithmetic mean of the high and low per-share prices of the Shares as reported on the New York Stock Exchange. If no sale of Shares shall have been reported on the New York Stock Exchange on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used. If there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith in accordance with Section 1.409A-1(b)(5)(iv)(B) of the Treasury Regulations (or any similar or successor provision(s)).
“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision.
“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision.
“NYSE” means the New York Stock Exchange.
“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7.
“Other Award” means any form of equity-based or equity-related award other than an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Stock, Performance Stock Unit or Performance Award, granted pursuant to Section 11.
“Parent” means a corporation that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.
“Participant” means an Eligible Individual who has been granted an Award under the Plan.
“Performance Award” means a right to receive a cash Target Payment in the future granted pursuant to Section 10(c).
“Performance Goal” means the performance measures established by the Committee, from among the performance measures provided in Section 6(h), and set forth in the applicable Award Document.
“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Goals are measured.
“Performance Stock” means a Target Number of Shares granted pursuant to Section 10(a).
“Performance Stock Unit” means a right to receive a Target Number of Shares (or cash, if applicable) in the future granted pursuant to Section 10(b).
“Permitted Transferee” means (i) a Participant’s family member, (ii) one or more trusts established in whole or in part for the benefit of one or more of the Participant’s family members, (iii) one or more entities that are beneficially owned in whole or in part by one or more of the Participant’s family members, or (iv) a charitable or not-for-profit organization.
“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except for (i) the Company or any of its Subsidiaries or Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities of the Company pursuant to an offering of the securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.
“Plan” means The Dun & Bradstreet Corporation 2009 Stock Incentive Plan, as amended or restated from time to time.
“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a).
“Potential Change in Control” means the occurrence of one of the following:

(i)	the Company enters into a binding, written agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), including the Company, publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii)	the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.
A Potential Change in Control referenced in clause (i) or (ii) shall cease to exist on the date that there has been a bona fide public disclosure (via a press release broadly disseminated through a recognized news service) or a publicly available electronic filing (under the federal securities laws of the United States) that the written agreement or public announcement, as applicable, has been rescinded or is no longer expected to be consummated, but only while that public disclosure remains accurate. A Potential Change in Control referenced in clause (iii) shall cease to exist on the date on which the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control no longer exists.
“Prior Plan” means The Dun & Bradstreet Corporation 2000 Stock Incentive Plan, as amended.
“Restricted Stock” means one or more Shares granted or sold pursuant to Section 8(a).
“Restricted Stock Unit” means a right to receive one or more Shares (or cash, if applicable) in the future granted pursuant to Section 8(b).
“Retirement” means, except as otherwise set forth in an Award Document, termination of employment with the Company or an Affiliate after such Participant has attained age 55 and five years of service with the Company; or, with the prior written consent of the Committee that such termination be treated as a Retirement hereunder, termination of employment under other circumstances.
“Section 409A Award” means an Award that provides for a “deferral of compensation” within the meaning of Section 409A of the Code.
“Section 162(m) Award” means an Award that is intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.
“Shares” means shares of Common Stock, as may be adjusted pursuant to Section 13(b).
“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 9.
“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of the board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and that the Committee designates as a Subsidiary for purposes of the Plan. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines pursuant to the terms of an equity compensation plan that was approved by the shareholders of the company or other entity.
“Target Number” or “Target Payment” means the target number of Shares or cash payment established by the Committee and set forth in the applicable Award Document.
(b) Rules of Construction. The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3. Administration
(a) Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the express provisions of the Plan, to: select the Participants from the Eligible Individuals; grant Awards in accordance with the Plan; determine the number of Shares subject to each Award or the cash amount payable in connection with an Award; determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, payment, settlement, exercisability, Performance Periods, Performance Goals, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or Affiliates or, subject to Section 6(d), a Change in Control of the Company; subject to Section 16 and Section 17(e), amend the terms and conditions of an Award after grant; specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards; construe and interpret any Award Document delivered under the Plan; make factual determinations in connection with the administration or interpretation of the Plan; adopt, prescribe, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan; employ legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and rely upon any advice, opinion or computation received from them; vary the terms of Awards to take account of tax and securities law and other regulatory requirements or to procure favorable tax treatment for Participants; correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.
(b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions of the Plan, to construe and interpret the Plan.
(c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.
(d) Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. However, the Committee may not delegate its authority to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act or (B) whose compensation for the fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(d).
(e) Liability of Committee. Subject to Applicable Law: (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation and Bylaws, as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon, and no member of the Committee shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.
(f) Action by the Board. Anything in the Plan to the contrary notwithstanding, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4. Eligibility
(a) Eligible Individuals. Awards may be granted to employees of the Company or any of its Subsidiaries and Affiliates. The Committee shall have the authority to select the persons among Eligible Individuals to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each Participant.
(b) Grants to Participants. The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of the Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.
5. Shares Subject to the Plan
(a) Plan Limit. Subject to adjustment in accordance with Section 13, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be 5,400,000 plus any Shares that are available for issuance under the Prior Plan that are not subject to outstanding awards as of the Effective Date or that become available for issuance upon forfeiture, cancellation or expiration of awards granted under the Prior Plan without having been exercised or settled in Shares. Shares to be issued under the Plan may be authorized and unissued Shares, issued Shares that have been reacquired by the Company (in the open market or in private transactions) and that are being held in treasury, or a combination of issued and unissued Shares. All of the Shares subject to the Plan Limit may be issued pursuant to Incentive Stock Options, except that in calculating the number of Shares that remain available for Awards of Incentive Stock Options, the rules set forth in this Section 5 shall not apply to the extent not permitted under Section 422 of the Code.
(b) Rules Applicable to Determining Shares Available for Issuance. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award; provided, however, that, notwithstanding the above, the number of Shares available for issuance under the Plan shall be reduced by 2.3 Shares for every one Share issued in respect of an award of (i) Restricted Stock, (ii) Restricted Stock Units, (iii) Performance Stock, (iv) Performance Stock Units or (v) Other Awards which are not subject to payment of an exercise or purchase price. For purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that is settled through issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards. The preceding sentence shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right. Furthermore, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares were: (i) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (ii) Shares delivered to or withheld by the Company to pay the exercise price of an Option or the withholding taxes related to any Award, or (iii) Shares repurchased on the open market with the proceeds of an Option exercise.
(c) Special Limits. Anything to the contrary in Section 5(a) above notwithstanding, but subject to adjustment under Section 13, the following special limits shall apply to Shares available for Awards under the Plan: the maximum number of Shares that may be issued pursuant to Options and Stock Appreciation Rights granted to any Eligible Individual in any calendar year shall equal 700,000 Shares; and the maximum amount of Awards (other than those Awards set forth in Section 5(c)(i)) that may be awarded to any Eligible Individual in any calendar year is

$5,000,000 measured as of the date of grant (with respect to Awards denominated in cash) or 700,000 Shares measured as of the date of grant (with respect to Awards denominated in Shares).

(d) Exceptions. Any Shares underlying Substitute Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to Section 5(c).
6. Awards in General
(a) Types of Awards. Awards under the Plan may consist of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Stock Units, Performance Awards and Other Awards. Any Award described in Section 7 through Section 11 may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.
(b) Terms Set Forth in Award Document. The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for the Award. The Award Document shall contain terms and conditions that are consistent with the Plan. Notwithstanding the foregoing, and subject to Section 409A(a)(3) of the Code and other Applicable Law, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Award first becomes exercisable. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.
(c) Termination of Employment. The Committee shall have the discretion to specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment with the Company or any of its Subsidiaries or Affiliates. Subject to Section 409A(a)(3) of the Code and other Applicable Law, in connection with a Participant’s termination of employment, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award. The provisions described in this Section 6(c) may be specified in the applicable Award Document or determined at a subsequent time. In the event that the Committee does not exercise its discretion in the manner set forth above, the terms set forth in the applicable provision of this Plan shall govern the treatment of outstanding Awards in the event of a Participant’s termination of employment with the Company or any of its Subsidiaries or Affiliates.
(d)    Change in Control. Awards outstanding on the effective date of a Change in Control shall be treated as set forth below, except to the extent that a change in control agreement between the Company and a Participant outstanding on December 31, 2012, provides otherwise with respect to an Award.

(i)
Options and Stock Appreciation Rights. If the termination of a Participant’s employment within twenty-four (24) months following the effective date of the Change in Control is initiated by (i) the surviving entity in the Change in Control for any reason other than Cause (as defined below), or (ii) to the extent specified in the Award Document applicable to the Award or in other Committee action applicable to the Award, the Participant for Good Reason (as defined below), then Options and Stock Appreciation Rights outstanding to the Participant on the date of such termination of the Participant’s employment shall become immediately vested and exercisable (to the extent not already vested and exercisable) on the date of such termination of the Participant’s employment. The foregoing treatment shall apply to the extent that the surviving entity in the Change in Control assumes or continues Options and Stock Appreciation Rights outstanding on the effective date of the Change in Control or replaces such Awards with awards of equivalent value and comparable terms. To the extent the surviving entity in the Change in Control does not so assume, continue or replace such Awards – (i) such Awards shall become immediately vested and exercisable (to the extent not already vested and exercisable) immediately prior to the effective date of the Change in Control; (ii) the Company shall send Participants reasonable prior written notice of the effectiveness of the Change in Control and the last day on which Participants may exercise such Awards; (iii) on or prior to the last day specified in such notice, Participants may, upon compliance with all of the terms this Plan and the applicable Award Documents, exercise such Awards, conditioned upon and subject to the completion of the Change in Control; and (iv) and to the extent such Awards are not so exercised, they shall terminate at 5:00 P.M., Eastern Time, on the last day specified in such notice, conditioned upon and subject to the completion of the Change in Control.

(ii)
Restricted Stock, Restricted Stock Units and Other Awards. If the termination of the Participant’s employment within twenty-four (24) months following the effective date of the Change in Control is initiated by (i) the surviving entity in the Change in Control for any reason other than Cause (as defined below), or (ii) to the extent specified in the Award Document applicable to the Award or in other Committee action applicable to the Award, the Participant for Good Reason (as defined below), then all Restricted Stock, Restricted Stock Units, and Other Awards outstanding to the Participant on the date of such termination of the Participant’s employment that are not performance-based Awards shall become immediately vested and exercisable (to the extent not already vested and exercisable) on the date of such termination of the Participant’s employment. The foregoing treatment shall apply to the extent that the surviving entity in the Change in Control assumes or continues Restricted Stock, Restricted Stock Units, and Other Awards outstanding on the effective date of the Change in Control that are not performance-based Awards or replaces such Awards with awards of equivalent value and comparable terms. To the extent the surviving entity in the Change in Control does not so assume, continue or replace such Awards, any restrictions imposed on such Awards shall lapse (to the extent they have not already lapsed) on the effective date of the Change in Control.

(iii)
Performance-Based Awards. If the termination of the Participant’s employment within twenty-four (24) months following the effective date of the Change in Control is initiated by (i) the surviving entity in the Change in Control for any reason other than Cause (as defined below) or (ii) to the extent specified in the Award Document applicable to the Award or in other Committee action applicable to the Award, the Participant for Good Reason (as defined below), then the Performance Goals with respect to all Performance Stock, Performance Stock Units, Performance Awards and other performance-based Awards that are outstanding on the date of such termination of the Participant’s employment shall be deemed to have been attained at the specified target level of performance (to the extent actual performance has not already been determined), and such Awards shall become immediately vested to the extent of such deemed target level of performance (if actual performance has not already been determined) or to the extent of actual performance (if actual performance has been determined) on the date of such termination of the Participant’s employment. The foregoing treatment shall apply to the extent that the surviving entity in the Change in Control assumes or continues Performance Stock, Performance Stock Units, Performance Awards and other performance-based Awards outstanding on the effective date of the Change in Control or replaces such Awards with awards of equivalent value and comparable terms. To the extent the surviving entity in the Change in Control does not so assume, continue or replace such Awards, the Performance Goals with respect to such Awards shall be deemed to have been attained at the specified target level of performance on the effective date of the Change in Control (to the extent actual performance has not already been determined) or in accordance with actual performance (if actual performance has been determined), and such Awards shall become immediately vested to such extent on the effective date of the Change in Control.

(iv)
Necessary Actions. Subject to Applicable Law, the Board or the Committee shall be permitted to take any and all actions with respect to Awards that it considers necessary or appropriate to cause the Awards to be assumed or continued, or to cause new rights that have equivalent value and comparable terms to be substituted for the Awards, by the surviving entity in a Change in Control.

(v)
Cause. For purposes of this Section 6(d), “Cause” shall have the following meaning with respect to a Participant, except to the extent the Committee has prescribed a different meaning either in the Award Document applicable to a specific Award or in other action applicable to the Award:

A.
the willful and continued failure by the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the Participant provides notice to the Company of Good Reason pursuant to Section 6(d)(vi) below), after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties;

B.	the willful engagement by the Participant in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or
C.the Participant’s conviction of a felony.

For purposes of this subsection, no act, or failure to act, on the Participant’s part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(vi)
Good Reason. For purposes of this Section 6(d), “Good Reason” shall mean, with respect to a Participant, the occurrence after a Change in Control, without the Participant’s express written consent and not due to Cause, of any of the following circumstances, except to the extent the Committee has prescribed a different meaning either in the Award Document applicable to a specific Award or in other action applicable to the Award:

A.	a material diminution in the Participant's authority, duties or responsibilities in effect immediately prior to the effective date of the Change in Control;

B.	a material diminution in the Participant's base salary in effect immediately prior to the effective date of the Change in Control; or

C.
the relocation of the Company's offices at which the Participant is principally employed immediately prior to the effective date of the Change in Control to a location more than thirty-five miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Code) from such location, except for required travel on the Company's business to an extent substantially consistent with the Participant’s business travel obligations prior to the effective date of the Change in Control; provided, however, that a relocation of the Company's offices at which the Participant is principally employed immediately prior to the effective date of the Change in Control to New York City shall not constitute “Good Reason”;

provided, however, that the Participant will only have Good Reason if the Participant provides notice to the Company of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstances is not cured within sixty (60) days after the Participant gives such written notice. If the Participant initiates the termination of the Participant’s employment for Good Reason, the actual termination of employment must occur within thirty (30) days after expiration of the cure period. The Participant’s failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Participant’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event). An Eligible Participant’s continued employment, through the thirtieth (30th) day following expiration of the cure period, shall not constitute consent to, or a waiver of rights with respect to, the event or circumstances constituting Good Reason to which such cure period applies.

(vii)
Limitation on Changing Provisions. Notwithstanding any other provision of the Plan or any Award Document, the provisions of this Section 6(d) may not be terminated, amended, or modified in the period during which a Potential Change in Control exists or upon or after a Change in Control in a manner that would adversely affect a Participant’s rights with respect to an outstanding Award without the prior written consent of the Participant. Subject to Section 16, the Board, upon recommendation of the Committee, may terminate, amend or modify this Section 6(d) at any time other than during the period during which a Potential Change in Control exists or upon or after a Change in Control.

(e) Dividends and Dividend Equivalents. The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award (other than an Option or Stock Appreciation Right). The payments may be paid currently or deemed to have been reinvested in Shares, and made in Shares, cash, or a combination of cash and Shares, as the Committee shall determine. The terms of any reinvestment of dividends shall comply with Section 409A of the Code and other Applicable Law.
(f) Fractional Shares. No fractional Shares shall be issued or delivered pursuant to any Award under the Plan. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares, or whether fractional Shares or any rights to fractional Shares shall be forfeited or otherwise eliminated.
(g) Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to Shares covered by an Award (including voting rights) until (and, except as provided in Section 13, no adjustment shall be made for dividends or other rights for which the record date is prior to) the date the Participant or his nominee becomes the holder of record of the Shares.
(h) Performance-Based Awards.

(i)
The Committee may determine whether any Award under the Plan is a Section 162(m) Award. Section 162(m) Awards shall be conditioned on the achievement of one or more Performance Goals to the extent required by the exemption for “qualified performance-based compensation” under Section 162(m) of the Code and shall be subject to all other conditions and requirements of the exemption under Section 162(m). The Performance Goals shall be comprised of specified levels of one or more of the following performance measures as the Committee deems appropriate: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation, and amortization); (2) net income or net income as a percentage of sales or revenue; (3) operating income or operating income as a percentage of sales or revenue; (4) earnings per Share; (5) book value per Share; (6) return on shareholders’ equity; (7) total shareholder return; (8) expense management; (9) asset turns, inventory turns or fixed asset turns; (10) return on assets; (11) return on capital or return on invested capital; (12) improvements in capital structure; (13) profitability of an identifiable business unit or product; (14) stock price; (15) market share; (16) revenues or sales; (17) costs; (18) cash flow, free cash flow or operating cash flow; (19) working capital; (20) change in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); and (21) return on investment before or after the cost of capital, in each case, determined in accordance with generally accepted accounting principles (subject to modifications approved by the Committee and permitted by Section 162(m)) consistently applied on a business unit, divisional, subsidiary or consolidated basis, or any combination of the foregoing. The Performance Goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, partnership, joint venture any of their respective divisions, departments, regions, functions, business units, products or product lines and may be measured on an absolute or cumulative basis, an annualized or compound annual basis, or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market or other index or any combination thereof. In addition, for Awards other than Section 162(m) Awards, the Committee may establish Performance Goals based on other criteria as it deems appropriate.

(ii)
The Participants to receive Section 162(m) Awards shall be designated, and the applicable Performance Goals shall be established, by the Committee within 90 days following the commencement of the applicable Performance Period (or an earlier or later date permitted or required by Section 162(m) of the Code). Each Participant shall be assigned a Target Number or Target Payment payable if Performance Goals are achieved. Any payment of a Section 162(m) Award granted with Performance Goals shall be conditioned on the written certification of the Committee in each case that the Performance Goals and any other material conditions were satisfied. The Committee may determine, at the time of grant, that if performance exceeds the specified Performance Goals, the Award may be settled with payment greater than the Target Number or Target Payment, but in no event may the payment exceed the limits set forth in Section 5(c). The Committee shall retain the right to reduce any Section 162(m) Award, notwithstanding the attainment of the Performance Goals.

(i) Deferrals. In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant. The terms of any deferrals shall comply with Section 409A(a) and Section 162(m) of the Code and other Applicable Law. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee at or after the time of grant.
(j) Repricing of Options and Stock Appreciation Rights. Notwithstanding anything in the Plan to the contrary, an Option or Stock Appreciation Right shall not be granted in substitution for a previously granted Option or Stock Appreciation Right being cancelled or surrendered as a condition of receiving a new Award, if the new Award would have a lower exercise price than the Award it replaces, nor shall the exercise price of an Option or Stock Appreciation Right be reduced once the Option or Stock Appreciation Right is granted; and provided further, no outstanding underwater Option or Stock Appreciation Right shall be replaced or cancelled and exchanged for another Award or cash without prior shareholder approval. The foregoing shall not (i) prevent adjustments pursuant to Section 13 or (ii) apply to the initial grant of Substitute Awards.
7. Terms and Conditions of Options
(a) General. The Committee, in its discretion, may grant Options to Eligible Individuals and shall determine whether the Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in the form and contain the provisions that the Committee may from time to time deem appropriate. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, as amended from time to time.

(b) Exercise Price. The exercise price of an Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant. In no event shall the exercise price of an Option other than a Substitute Award be less than 100 percent of the Fair Market Value of a Share on the date of grant. The exercise price of a Substitute Award granted as an Option shall be determined in accordance with the listing standards of the NYSE and Section 409A and Section 424, as applicable, of the Code.
(c) Term. An Option shall be effective for the term determined by the Committee and set forth in the Award Document relating to the Option. The Committee may extend the term of an Option after the time of grant. The term of an Option may in no event extend beyond the tenth anniversary of the date of grant.
(d) Exercise; Payment of Exercise Price. Options may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. Options shall be exercised by delivery of a notice of exercise in a form approved by the Company. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash or cash equivalents, (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option and equal in value to the exercise price, (iii) by a combination of cash and Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price, as permitted by the Committee, or (v) by other means that the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations, or through other procedures determined by the Company from time to time.
(e) Exercisability Upon Termination of Employment by Death or Disability. Subject to Section 6(c), if a Participant’s employment with the Company and its Affiliates terminates by reason of death or Disability on or after the first anniversary of the date of grant of an Option, the Option shall immediately vest in full and any unexercised Option shall remain exercisable until the earlier of (i) the remaining stated term of the Option and (ii) five years after the date of death or Disability.
(f) Exercisability Upon Termination of Employment by Retirement. Subject to Section 6(c), if a Participant’s employment with the Company and its Affiliates terminates by reason of Retirement on or after the first anniversary of the date of grant of an Option, the Option shall continue to vest and shall remain exercisable until the earlier of (i) the remaining stated term of the Option and (ii) five years after the date of such termination of employment (the “Post-Retirement Exercise Period”); provided, however, that if a Participant dies within a period of five years after the Participant’s termination of employment due to Retirement, the Option shall continue to vest and shall be exercisable until the earlier of (i) the remaining stated term of the Option and (ii) the period that is the longer of (A) five years after the date of such termination of employment due to Retirement or (B) one year after the date of death.
(g) Effect of Other Termination of Employment. Subject to Section 6(c), if a Participant’s employment with the Company and its Affiliates terminates (i) for any reason (other than death, Disability or Retirement on or after the first anniversary of the date of grant of an Option as described above) or (ii) for any reason prior to the first anniversary of the date of grant of an Option, the Option, to the extent vested, shall remain exercisable for a period of ninety days after the date of the Participant’s termination of employment.
8. Terms and Conditions of Restricted Stock and Restricted Stock Units
(a) Restricted Stock. The Committee, in its discretion, may grant or sell Restricted Stock to Eligible Individuals. An Award of Restricted Stock shall consist of one or more Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be cancelled.

(b) Restricted Stock Units. The Committee, in its discretion, may grant Restricted Stock Units to Eligible Individuals. A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares. Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be cancelled. Upon settlement of Restricted Stock Units, the Restricted Stock Units shall become Shares owned by the applicable Participant or, at the sole discretion of the Committee, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of payment.
9. Stock Appreciation Rights
(a) General. The Committee, in its discretion, may grant Stock Appreciation Rights to Eligible Individuals. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the exercise price for the Stock Appreciation Right specified in the applicable Award Document. The exercise price per share of Shares covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant. In no event shall the exercise price of a Stock Appreciation Right other than a Substitute Award be less than 100 percent of the Fair Market Value of a Share on the date of grant. The exercise price of a Substitute Award granted as a Stock Appreciation Right shall be in accordance with the listing standards of the NYSE and Section 409A of the Code, and may be less than 100 percent of the Fair Market Value of a Share on the date of grant. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares having an aggregate Fair Market Value as of the date of exercise equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the exercise price for the Stock Appreciation Right. The term of a Stock Appreciation Right settled in Shares shall not exceed ten years.
(b) Stock Appreciation Rights in Tandem with Options. A Stock Appreciation Right granted in tandem with an Option may be granted either at the same time as the Option or at a later date. If granted in tandem with an Option, a Stock Appreciation Right shall cover the same number of Shares as the Option (or a lesser number of Shares as determined by the Committee) and shall be exercisable only at the same time or times and to the same extent, and shall have the same term, as the Option. The exercise price of a Stock Appreciation Right granted in tandem with an Option shall equal the per-share exercise price of the Option. Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the Option shall be cancelled automatically to the extent of the number of Shares covered by the exercise. Conversely, if the Option is exercised as to some or all of the Shares covered by the tandem grant, the Stock Appreciation Right shall be cancelled automatically to the extent of the number of Shares covered by the Option exercise.
10. Terms and Conditions of Performance Stock, Performance Stock Units and Performance Awards
(a) Performance Stock. The Committee may grant Performance Stock to Eligible Individuals. An Award of Performance Stock shall consist of a Target Number of Shares granted to an Eligible Individual subject to the achievement of Performance Goals over the applicable Performance Period, and subject to the other terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.
(b) Performance Stock Units. The Committee, in its discretion, may grant Performance Stock Units to Eligible Individuals. A Performance Stock Unit shall entitle a Participant to receive a Target Number of Shares based upon the achievement of Performance Goals over the applicable Performance Period and subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. At the sole discretion of the Committee, Performance Stock Units shall be settled through the delivery of Shares or cash, or a combination of Shares and cash, with a value equal to the Fair Market Value of the underlying Shares as of the last day of the applicable Performance Period or another date set forth in the applicable Award Document.

(c) Performance Awards. The Committee, in its discretion, may grant Performance Awards to Eligible Individuals. A Performance Award shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, a cash Target Payment based upon the achievement of Performance Goals over the applicable Performance Period. Performance Awards shall be settled in cash.
11. Other Awards
The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. The Other Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination of the foregoing. Notwithstanding the foregoing, where the value of an Other Award is based on a spread value, the grant or exercise price will not be less than 100% of the Fair Market Value of the Shares on the date of grant.

12. Certain Restrictions
(a) Transfers. No Award shall be transferable other than pursuant to a beneficiary designation under Section 12(c), by last will and testament or by the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be. The Committee may, however, subject to Applicable Law and the terms and conditions that it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.
(b) Award Exercisable Only by Participant. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom the Award has been transferred in accordance with Section 12(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.
(c) Beneficiary Designation. The beneficiary or beneficiaries of the Participant to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of the benefit shall be determined under The Dun & Bradstreet Corporation Welfare Benefit Plan. A Participant may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of his death before he receives any or all of the benefit. Each beneficiary designation shall revoke all prior designations by the same Participant, including, for purposes of the Plan, the beneficiary designated under The Dun & Bradstreet Corporation Welfare Benefit Plan, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime, in the form or manner that the Committee may prescribe from time to time. In the absence of a valid designation under The Dun & Bradstreet Corporation Welfare Benefit Plan or otherwise, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving the benefits under an Award, the Participant’s beneficiary shall be the Participant’s estate.
13. Recapitalization or Reorganization
(a) Authority of the Company and Shareholders. The existence of the Plan, the Award Documents and the Awards granted under the Plan shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights under Shares or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5, including the maximum number of Shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the exercise price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant to the extent permitted under Section 409A of the Code and other Applicable Law) in order to preserve the benefits or potential benefits intended to be made available to Participants. The adjustments shall be made by the Committee. Unless otherwise determined by the Committee, the adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule as applied to the Award prior to such adjustment.

14. Term of the Plan
Unless earlier terminated pursuant to Section 16, the Plan shall terminate on the tenth anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan on or after the tenth anniversary of the Effective Date.
15. Effective Date
The Plan shall become effective on the Effective Date.
16. Amendment and Termination
Subject to Applicable Law, the Board or the Committee may at any time terminate or, from time to time, amend, modify or suspend the Plan or any outstanding Award. However, no termination, amendment, modification or suspension (i) shall be effective without the approval of the shareholders of the Company if shareholder approval is required under the rules and listing standards of the NYSE or other Applicable Law, (ii) result in any Option, SAR or similar Award being repriced and (iii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder of the Award. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable (a) to comply with, take into account changes in, interpretations of or guidance promulgated under, applicable tax laws, securities laws, employment laws, accounting rules and other Applicable Law, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b)), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.
17. Miscellaneous
(a) Tax Withholding. The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, the obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by the individual, or may repurchase Shares that were issued to the Participant, to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with Applicable Law and pursuant to any rules that the Committee may establish from time to time. Subject to Applicable Laws, the Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not the payment is made in connection with an Award) any applicable taxes required to be withheld with respect to payments under the Plan.
(b) No Right to Awards or Employment. No person shall have any claim or right to receive Awards. Neither the Plan, the grant of Awards nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any Affiliate, or to interfere with or to limit in any way the right of the Company or any Affiliate to terminate the employment of the Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Neither the Plan nor any Award constitute a contractual entitlement to any bonus payment in general irrespective of whether Awards or bonus payments were made in previous years. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and the Subsidiaries, unless otherwise specifically provided for under the terms of the plan or arrangement or by the Committee.
(c) Securities Law Restrictions. An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the issuance of the Shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under state “blue sky” laws is available) and (iii) complies with foreign securities laws and other Applicable Law. The Committee may require each Eligible Individual purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution of the Shares. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Company may affix a legend to the stock certificate representing the Shares issued upon the exercise or settlement of an Award as it deems necessary in its sole discretion. The Company is under no obligation to register the Shares transferred to a Participant upon exercise or settlement of an Award under the Exchange Act. If the Shares are not registered, a Participant may not resell, offer to resell or otherwise transfer such Shares unless the resale or transfer takes place in accordance with applicable law and as otherwise determined by the Committee.
(d) Section 162(m) of the Code. The Plan is intended to comply in all respects with the requirements of the exemption for “qualified performance-based compensation” under Section 162(m) of the Code. However, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code shall not be required. In addition, if any provision of the Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions of the Plan shall remain in full force and effect.
(e) Section 409A of the Code. Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes the requirements of, or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under, Section 409A of the Code, the provision may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making the modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the requirements of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a Section 409A Award to the extent the discretionary authority would contravene the requirements of Section 409A of the Code.

(f) Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States. To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States, or who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted to the Eligible Individual (i) to comply with the laws, rules and regulations of the non-U.S. jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.
(g) Satisfaction of Obligations. Subject to Section 409A(a)(3) of the Code and other Applicable Law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.
(h) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not it would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any corporate action.
(i) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained in the Plan shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. The Committee may, but is not obligated, to authorize the creation of trusts or other arrangements to meet the obligations created under the Plan.

(j) Successors and Assigns. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor or assign to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(k) Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to Awards shall be used for general corporate purposes.
(l) Award Document. In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate the conflict or inconsistency.
(m) Headings. The headings of Sections in the Plan are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.
(n) Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to the unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
(o) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.
(p) Governing Law. Except as to matters of federal law, the Plan and all actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of New Jersey.